                                                                    EXHIBIT 12.1


              NATIONAL EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

               (Amounts in thousands of dollars, except ratios)

                                                               For the Period                                 Pro Forma
                                                               From Inception                                  Combined
                                                               (June 4, 1996)          For the Year          For the Year
                                                                  Through                 Ended                 Ended
                                                             December 31, 1996      December 31, 1997     December 31, 1997
                                                             -----------------      -----------------     -----------------
Pre-tax income (loss)                                               $(332)                $1,923                $22,248

  Fixed charges:
    Interest expense on all indebtedness                                0                  4,545                 15,541
    Rental expense representative of an interest factor                 0                    220                  1,105
                                                                    -----                 ------                -------
      Total fixed charges                                               0                  4,765                 16,646
                                                                    -----                 ------                -------
Earnings before income taxes and fixed charges                      $(332)                $6,688                $38,894
                                                                    =====                 ======                =======
Ratio of earnings to fixed charges                                     (A)                  1.40                   2.34
                                                                    =====                 ======                =======

(A) The company's operations during the period from inception (June 4, 1996) through December 31, 1996 were limited to organizational and start-up activities while no revenues were generated; accordingly, presentation of this rate is not considered meaningful.